Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
 PRODUCT REVENUES UP 27%

BRANCHBURG, NJ, April 24, 2008 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for the first quarter ended March 31, 2008.  Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern to discuss first quarter 2008 financial results.

First Quarter 2008 Results

Product revenues for the first quarter were $54.3 million, up 27%, compared to $42.7 million reported for the same period in 2007.  The increase in product revenue was primarily due to an increase in demand for LifeCell’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 30% to $47.8 million in the current quarter compared to $36.8 million in the first quarter of 2007.  Revenues from Strattice™ Reconstructive Tissue Matrix , which was launched in the first quarter of 2008, totalled $1.1 million.   Orthopedic product revenues, which include GraftJacket® and AlloCraft™DBM, increased to $3.4 million in the quarter from $3.0 million in the first quarter of 2007.  GraftJacket® revenues represented $2.9 million in the quarter compared to $2.5 million in the prior year quarter.  Repliform® revenues were $1.5 million and $2.1 million, respectively, in the first quarter of 2008 and 2007.

Operating expenses for the first quarter, excluding cost of products sold, were up $6.0 million, or 30%, compared to the same period in 2007.  The increase was primarily related to our new reconstructive tissue matrix, Strattice.  Such expenses included initiation of clinical studies, development activities and commercial launch costs.  Additionally, our selling expense increased as a result of a 19% increase in our direct sales force headcount.

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Operating income for the first quarter of 2008 increased 8% to $11.3 million compared to operating income of $10.4 million in the first quarter of 2007.

Net income for the first quarter of 2008 was $6.8 million, or $.19 per diluted share, compared to net income of $6.4 million, or $.19 per diluted share in the first quarter of 2007.

Pending Acquisition by KCI

As previously announced, on April 7, 2008, Kinetic Concepts, Inc., a Texas corporation (“KCI”), and Leopard Acquisition Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of KCI (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which (i) Purchaser commenced on April 21, 2008 a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of LifeCell (the “Common Stock”) at a price per share equal to $51.00 (the “Offer Price”), and (ii) following the consummation of the Offer, Purchaser will merge with and into LifeCell (the “Merger”), pursuant to which each outstanding share of Common Stock not purchased in the Offer will be converted into the right to receive the Offer Price, except for those shares held by LifeCell, KCI or Purchaser, and other than those shares with respect to which appraisal rights are properly exercised.  After the Merger, LifeCell will continue to exist as a wholly owned subsidiary of KCI.  For more detail regarding the Offer, see “Important Information” set forth below.

Upon successful completion of the merger transaction described above, LifeCell’s results of operations would be consolidated with those of KCI.  Accordingly, LifeCell has suspended its historic practice of providing financial guidance.

Conference Call Information

As previously announced, LifeCell will host a conference call today at 10:00 a.m. Eastern.  The dial-in number for the call is (877) 591-4951/domestic or (719) 325-4880/international.  A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information – Investor Relations.  The call will be archived on LifeCell’s website for at least 90 days.

A recording of the call will be available through May 1, 2008.  The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820.  The replay access code is 3074049.

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About LifeCell

LifeCell is the leading provider of innovative biological tissue matrix products for soft tissue repair.  Surgeons use our products to restore structure, function and physiology in a variety of reconstructive, orthopedic and urogynecologic surgical procedures.  LifeCell’s products include: ALLODERM® regenerative tissue matrix, for plastic reconstructive, general surgical, burn and periodontal procedures; STRATTICE™ reconstructive tissue matrix, for plastic reconstructive and general surgical  procedures; GRAFTJACKET® regenerative tissue matrix, for orthopedic applications and lower extremity wounds;   ALLOCRAFT®DBM,  for bone grafting procedures; and REPLIFORM® tissue regeneration matrix for urogynecologic surgical procedures.  LifeCell’s research and development initiatives include programs designed to extend the use of its current marketed products into new surgical applications as well as expanding its product line in the rapidly growing biosurgery market.  LifeCell maintains a website at www.lifecell.com.

Important Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.  The tender offer is being made pursuant to a tender offer statement and related materials.  On April 21, 2008, KCI and a wholly owned subsidiary of KCI filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and LifeCell filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  These documents contain important information about the tender offer that should be read carefully before any decision is made with respect to the tender offer.  KCI’s wholly owned subsidiary and LifeCell intend to mail documents to the stockholders of LifeCell.

Stockholders of LifeCell may obtain a free copy of these and other documents filed by LifeCell or KCI with the SEC at the website maintained by the SEC at www.sec.gov.

In addition, stockholders may obtain a free copy of these documents from LifeCell by contacting LifeCell Corporation at One Millennium Way, Branchburg, New Jersey 08876, attention:  Investor Relations.

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Forward-looking Statements

The financial results contained in this news release are subject to finalization in connection with the preparation of LifeCell’s Form 10-Q for the quarter ended March 31, 2008.  This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the failure of the KCI transaction to be consummated; the failure to maintain or increase revenues from the sale of our AlloDerm products; the failure to comply with government regulations, including the FDA; product recalls; claims for damages by third-parties, including product liability claims; our dependence on a limited number of sources for human cadaveric tissue; negative publicity about the use of donated human tissue in medical procedures; our ability to increase market penetration of our current products and to develop and commercialize new products; changes in third party reimbursement practices; the failure of independent sales and marketing agents and distributors to adequately promote, market and distribute our products; our inability to protect our intellectual property; the effects of competition; and the other factors listed under “Risk Factors” in our annual report on Form 10-K and our other filings with the Securities and Exchange Commission.  LifeCell assumes no obligation to update the information contained in this news release.

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LIFECELL CORPORATION
Financial Highlights
(Unaudited)

(In thousands, except for per share data)	Three Months Ended March 31,
Statement of Operations Data:	2008	2007
Revenues:
Product revenues	$54,317	$42,744
Research grant revenues	112	218
Total revenues	54,429	42,962

Costs and Expenses:
Cost of products sold	17,065	12,416
Research and development	6,963	5,168
General and administrative	6,392	4,828
Selling and marketing	12,718	10,124
Total costs and expenses	43,138	32,536

Income from operations	11,291	10,426

Interest and other income (expense), net	897	969

Income before income taxes	12,188	11,395

Income tax provision	5,425	4,968

Net income	$6,763	$6,427

Net income per common share:
Basic	$0.20	$0.19
Diluted	$0.19	$0.19
Shares used in computing net income per common share:
Basic	34,013	33,058
Diluted	34,914	34,142

(In thousands, except for per share data)	March 31,	December 31,
Selected Balance Sheet Data:	2008	2007
Cash, cash equivalents and investments	$93,357	$97,922
Receivables, net of allowance	28,076	25,734
Inventories, net	50,542	44,267
Accounts Payable & accrued liabilities	34,152	45,796
Working Capital	138,796	128,331
Total Assets	215,331	216,998
Total stockholders’ equity	181,179	171,202

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